UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of report (Date of earliest event reported) January 26, 2009


                        ADVANCED TECHNOLOGIES GROUP, LTD.
             (Exact name of registrant as specified in its charter)

          Nevada                         0-30987                  80-0987213
(State or other jurisdiction           (Commission              (IRS Employer
     of incorporation)                 File Number)          Identification No.)

     331 Newman Springs Road
       Bld. 1, 4Fl. Suite 143
          Red Bank, NJ                                              07701
(Address of principal executive offices)                          (Zip Code)

         Registrant's telephone number, including area code 732-784-2801

                                 Not applicable
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
    Exchange Act (17 CFR 240.13e-4(c))
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On January 26, 2009, Advanced Technologies Group, Ltd., a Nevada corporation (the "Company" or "ATG"), entered into a purchase and sale agreement effective as of December 31, 2008 (the "Purchase Agreement"), by and among the Company, FX Direct Dealer, LLC ("Purchaser" or "FX Direct"), MaxQ Investments, LLC ("MaxQ") which is the majority member of the Purchaser and Tradition N.A. ("Tradition"), the remaining member of the Purchaser, pursuant to which the Company has agreed to sell (the "Sale") its approximate 25% membership interest (the "Membership Interest") in FX Direct to FX Direct.

     The aggregate purchase price of the Membership Interest is approximately $26,000,000, of which $9,000,000 is payable in cash at the closing of the Sale and the remaining $17,000,000 is payable in 36 equal monthly installments of $472,222.22, bearing interest at the rate of 10% per annum and evidenced by a subordinated promissory note that will be issued pursuant to a Cash Subordinated Loan Agreement ("Loan Agreement"), which is attached as an exhibit to the Purchase Agreement. The Loan Agreement provides the Company with an increased interest rate in the event of late payments by the Purchaser and with the remedy of liquidation in the event of a default. In addition, the Company received approximately $250,000 from the Purchaser upon the execution of the Purchase Agreement in full satisfaction of amounts owed to the Company for providing certain services to the Purchaser.

     The Purchase Agreement further provides for mutual indemnification by the Purchaser and Seller and the exchange of mutual releases among the parties thereto.

     The Company's Board of Directors has approved the Sale. In addition, the members of the Board and their affiliates who own in the aggregate shares of capital stock representing more than a majority of ATG's voting power have indicated their intention to execute a written consent of stockholders approving the sale. However, the Sale will not become effective until the filing of a definitive information statement with the Securities and Exchange Commission ("SEC") and at least 20 calendar days following the date of mailing of such definitive information statement to the Company's stockholders. Each party's obligation to complete the Sale is further subject to the prior satisfaction or waiver of certain customary conditions.

     The Company intends to retain the proceeds of the Sale for general working capital purposes and to engage in new business opportunities.

     The description of the Purchase Agreement contained in this Form 8-K is qualified in its entirety to the text of the actual agreement that is filed as an exhibit hereto. The Purchase Agreement has been attached to provide investors with information regarding its terms. The terms and information in the Purchase Agreement should not be relied on as factual disclosure about ATG without consideration of the periodic and current reports and other statements that ATG files with the SEC. The terms of the Purchase Agreement govern the contractual rights and relationships, and allocate risks, among the parties thereto in relation to the acquisition. In particular, the representations and warranties made by the parties to each other in the Purchase Agreement have been negotiated

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among the parties with the principal purpose of setting forth their respective rights with respect to their obligations to each other, rather than for the purpose of establishing matters as facts, and they may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about any of the parties thereto or their respective subsidiaries or affiliates. ATG does not undertake any obligation to publicly release any revisions to these representations and warranties, except as required under U.S. federal or other applicable securities laws.

ITEM 9.01(d) EXHIBITS

     10.1     Purchase and Sale Agreement dated January 26, 2009

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ADVANCED TECHNOLOGIES GROUP, LTD.


                                    By: /s/ Abel Raskas
                                       -----------------------------------------
                                    Name:  Abel Raskas
                                    Title: President


                                    By: /s/ Alex Stelmak
                                       -----------------------------------------
                                    Name:  Alex Stelmak
                                    Title: Chief Executive Officer

Dated:  January 30, 2009

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